Exhibit 4.7

Deed of Merger

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

This is an English translation of the original Italian document. This translation has been prepared solely for the convenience of the reader. The original version in Italian takes precedence

STUDIO NOTARILE MORONE
Via Mercantini 5
10121 TORINO

Filed with No. 109.563	Collection No. 17.118

Deed of merger of “SANPAOLO IMI S.p.A.” with and into “BANCA INTESA S.p.A.”.

Republic of Italy

On twenty-eighth December two-thousand-and-six, in Torino, at the Registered office of SANPAOLO IMI S.p.A., piazza San Carlo, 156.

Before me, Ettore MORONE

Notary public enrolled on the Notary Roll of the United Districts of Torino and Pinerolo, with residence in Torino, the following gentlemen have appeared in person:

•      Giovanni BAZOLI, born in Brescia on 18th December 1932, domiciled for the office in Milano, piazza Paolo Ferrari, 10, in his capacity as chairman of the Board of Directors of “BANCA INTESA S.p.A.”, with Registered office in Milano, piazza Paolo Ferrari, 10, with share capital of 3,613,001,195.96 euro, registered at the Company Register of Milano with No. 00799960158, bank included in the register provided for by art. 13 of Legislative Decree 385/93 and Parent Company of Gruppo Intesa included in the register provided for by art. 64 of the same Legislative Decree, in execution of the resolution taken by the Extraordinary Shareholders’ Meeting held on 1st December 2006 for which minutes of the meeting were drawn up by the notary public Piergaetano MARCHETTI, filed with No. 18.306/5.846, and registered in Milano – 1st Inland revenue office on 19th December 2006 and at the Company Register of Milano on 12th December 2006,

•      Enrico SALZA, born in Torino on 25th May 1937, domiciled for the office in Torino, piazza San Carlo, 156, in his capacity as chairman of the Board of Directors of “SANPAOLO IMI S.p.A.”, with Registered office in Torino, piazza San Carlo, 156, with share capital of 5,400,253,255.68 euro, registered at the Company Register of Torino with No. 06210280019, bank included in the register provided for by art. 13 of Legislative Decree 385/93 and Parent Company of Gruppo Bancario SANPAOLO IMI included in the register provided for by art. 64 of the same Legislative Decree, in execution of the resolution taken by the

Extraordinary Shareholders’ Meeting held on 1st December 2006 for which minutes of the meeting were drawn up by myself, notary public Ettore MORONE, file No. 109.452/17.046, and registered in Torino – 3rd Inland revenue office on 7th December 2006 and in the Company Register of Torino on 7th December 2006.

Such appeared persons, of whose personal identity I am certain, set out the following premises

A) the Extraordinary Shareholders’ Meeting of BANCA INTESA S.p.A., recalled for the purpose, approved the merger plan by incorporation with and into itself of SANPAOLO IMI S.p.A., on the basis of the respective financial statements as at 30th June 2006, which entails among other requirements, the issuance of up to a maximum of 5,841,113,544 (fivebillion-eighthundredandfortyonemillion-onehundredandthirteenthousand-fivehundredandfortyfour) ordinary shares of the surviving company with nominal value 0.52 (zero point five two) euro, with regular rights, to be assigned in exchange to the shareholders of the company to be merged according to a ratio of 3.115

(three point one one five) ordinary shares of the surviving company for each ordinary or preference share of the company to be merged with nominal value 2.88 (two point eight eight) euro and for this purpose:

•      approved the increase in share capital to support the merger for a total maximum amount of 3,037,379,042.88 (threebillion-thirtysevenmillion-threehundredandseventyninethousand-fortytwo point eight eight) euro,

•      approved a further increase in share capital for a total maximum amount of 15,835,003.08 (fifteenmillion-eighthundredandthirtyfivethousand-three point zero eight) euro via the issuance of a maximum of 30,451,929(thirtymillion-fourhundredandfiftyonethousand-ninehundredandtwentynine) ordinary shares with nominal value 0.52 (zero point five two) euro to support the stock option plans already resolved upon by the Board of Directors of the company to be merged on 17th December 2002 and 14th November 2005 in execution of the power delegated by the Shareholders’ Meeting of 30th April 2002, confirming the regulations of the aforementioned plans also approved by the company to be merged with consequent mandate to the Management Board to make the necessary changes,

•      approved the new text of Articles of Association attached to the merger plan, which is characterised, among other things, by the adoption of the dual corporate governance system and which also entails the adoption by the surviving company of the new corporate name “Intesa Sanpaolo S.p.A.”, the transfer of the Registered office to Torino, piazza San Carlo, 156, and the institution of a secondary Registered office in Milano, via Monte di Pietà, 8, effective from the date in which the merger comes into effect, without prejudice to the immediate effect of art. 34 (“First appointments”)and to the provisions set forth by art. 2436 of the Italian Civil Code;

B) the Extraordinary Shareholders’ Meeting of SANPAOLO IMI S.p.A., also recalled for the purpose, also approved the aforementioned merger plan;

C) the special meeting of holders of SANPAOLO IMI S.p.A. preference shares held on 1st December 2006, for which minutes of the meeting were drawn up by the notary public Giuseppina MORONE file No.

353.023/19.798, and registered in Torino - 3rd Inland revenue office on 7th December 2006, approved, inasfar as within its competence, the resolutions of the aforementioned Extraordinary Shareholders’ Meeting of SANPAOLO IMI S.p.A. contained in the agenda of the meeting of the day approved by the latter;

D) the merger may be executed since the term of fifteen days provided for by art. 57 of Legislative Decree 385/93 has elapsed and there are no pending oppositions by creditors prior to the registration of the merger plan;

E) the current share capital of SANPAOLO IMI S.p.A. is divided into a total of 1,875,087,936 (onebillion-eighthundredandseventyfivemillion-eightyseventhousand-ninehundredandthirtysix) shares, of which 1,590,903,918 (onebillion-fivehundredandninetymillion-ninehundredandthreethousand-ninehundredandeighteen) ordinary shares and 284,184,018 (twohundredandeightyfourmillion-onehundredand eigthyfourthousand-eighteen) preference shares;

F) BANCA INTESA S.p.A. does not hold any ordinary shares of SANPAOLO IMI S.p.A. which holds 2,365,919

(twomillion-threehundredandsixtyfivethousand-ninehundredandnineteen) treasury shares and does not hold any BANCA INTESA S.p.A. shares;

G) none of the cases of right of recess provided for by art. 2437 of the Italian Civil Code arise as a result of the merger;

H) pursuant to art. 57 of Legislative Decree 385/93 the Bank of Italy authorised the merger herein with resolution of 25th October 2006;

I) with resolution of 20th December 2006 No. C 8027 the Antitrust Authority authorised the merger requesting, pursuant to art. 6, par. 2, of Law 287/90, the adoption of a series of measures by the companies taking part in the merger.

In consideration of all the above premises which are an integral and substantial part of this deed, the appeared parties agree upon and stipulate the following:

BANCA INTESA S.p.A., hereafter “surviving company”, absorbs SANPAOLO IMI S.p.A., hereafter “merged company”, according to the means provided for in the merger plan recalled in the premises.

Parties set out that, in compliance with provisions

contained in the merger plan:

•      the merger vis-à-vis third parties, pursuant to art. 2504 bis, par. 2 of the Italian Civil Code, shall come into effect as of 1st January 2007,

•      the transactions of the merged company shall be recorded in the books of the surviving company, also for tax purposes pursuant to par. 9 of art. 172 of Presidential Decree 917/86, as of 1st January 2007.

As a consequence of the merger, the surviving company shall succeed, ipso iure, to all of the merged company’s assets and liabilities, in force or in fieri, both in Italy and abroad, and therefore all the assets, rights and legal relationships of any kind of the merged company shall be transferred to the surviving company, such as in particular the concessions, authorisations and licences of whatever nature and type, the trade names, the company names, the logos, the distinctive signs, lease contracts of any kind, insurance, procurement, public tender, labour, service or supply contracts of whatever type, even those not yet executed, including orders pending or in execution, credits, debits, deposits of whatever nature with whoever made, the rights and commitments, legal filings, litigations, the legal, judicial, administrative, fiscal and tax actions and, moreover in general, all securities or real estate assets and titles, tangible or intangible, principal or accessory, without exceptions or limitations of any type, which are or may arise in the merged company.

In relation to debits and to liabilities of the merged company transferred as a result of the merger, the surviving company, in the person of its representative, acknowledges that these are taken over by the surviving company, for all effects set forth by the law, and that it will proceed to their payment according to the terms and means set out in the relevant contracts or provided for by the law, maintaining, where these exist, the relevant guarantees.

In particular, the surviving company shall succeed:

•      to all the mandates conferred to the merged company as well as to all the mandates given by the merged company and to the related powers attributed to the latter or conferred by the latter;

•      to all the deeds in general of the merged company which attribute faculties (including powers of signature, expenditure and to grant and manage credit) and powers, as well as to the relevant powers of attorney, including those for legal representation in court proceedings and in other circumstances.

Furthermore, the following are also confirmed:

•      all the mandates conferred to the surviving company as well as all mandates given by the surviving company and the related powers attributed to the latter or conferred by the latter;

•      all the powers and faculties (including powers of signature, expenditure and to grant and manage credit) attributed by the surviving company and the powers of attorney conferred by the latter, including those for legal representation in court proceedings and in other circumstances.

Furthermore, the surviving company shall succeed to the rights, attributions and juridical situations pertaining to the merged company as a result of laws or legislative measures; privileges and guarantees of whatever type, by whoever given or in any case existing in favour of the merged company, will retain their validity and degree, without need of any formalities or registrations, in favour of the surviving company, pursuant to art. 57, last paragraph, of Legislative Decree 385/93.

All transcriptions, inscriptions, registrations in the name and specifications relative to the merged company must be intended for all legal effects in the name of the surviving company.

The parties specify that all provisions above apply without prejudice to the powers of the surviving company to stipulate and sign, even unilaterally, after the merger comes into effect and also at the time of subsequent transfers, whichever contract, that rectifies, identifies, specifies or integrates, necessary or deemed to be suitable, for the execution of the sale and/or transfer of whichever asset, right, concession, authorisation, contract, credit, relationship and other of the merged company and of the surviving company.

Considering specification contained in letters E) and F) of the premises, the surviving company, on the date in which the merger comes into effect, shall execute the increase in its share capital from 3,613,001,195.96 (threebillion-sixhundredandthirteenmillion-onethousand-

onehundredandninetyfive point nine six) euro to 6,646,436,318.60 (sixbillion-sixhundredandfortysixmillion-fourhundredandthirtysixthousand-threehundredandeighteen point six zero) euro, corresponding to an increase of 3,033,435,122.64 (threebillion-thirtythreemillion-fourhundredandthirtyfivethousand-onehundredandtwentytwo point six four) euro, via the issuance of 5,833,529,082 (fivebillion-eighthundredandthirtythreemillion-fivehundredandtwentyninethousand-eightytwo) new dematerialised ordinary shares with nominal value 0.52 (zero point five two) euro each, with regular rights, to be assigned to the shareholders of the merged company according to a ratio of 3.115 (three point one one five) ordinary shares of the surviving company for each ordinary or preference share of the merged company without any cash adjustments.

Parties acknowledge that Compagnia di San Paolo, shareholder of the merged company, communicated the waiver to the exchange of the fraction of share (0.955) necessary to ensure the overall balancing of the transaction.

Furthermore, the parties acknowledge that a service will be offered to deal with any fractional shares of the shareholders of the merged company that shall be purchased at market prices, with no further charges related to expenses, stamp duties or commissions.

The parties also acknowledge that the newly-issued shares of the surviving company to support the exchange, which will be listed on the same terms as the latter’s currently outstanding shares, shall be available for the shareholders of the merged company according to the conditions typical of dematerialised shares trading through Monte Titoli S.p.A., starting from the first business day after the date in which the merger comes into effect and therefore from 2nd January 2007; this date will be disclosed via a specific notice regarding the merger published in at least one national daily newspaper in Italy.

In consideration of the options to buy shares of the merged company assigned to employees of the merged company’s Group that may be exercised after the present deed comes into effects, the parties acknowledge that the increase in share capital of the surviving company to support the stock option plans already resolved upon by the merged company, also resolved upon by the aforementioned Extraordinary Shareholders’ Meeting of 1st December 2006, decreases – considering the 57,000 (fiftyseventhousand) shares of the merged company issued on 20th November 2006, on 5th December 2006 and on 8th December 2006 – to a maximum of 15,742,674.48 (fifteenmillion-sevenhundredandfortytwothousand-sixhundredandseventyfour point four eight) euro represented by a maximum of 30,274,374 (thirtymillion-twohundredandseventyfourthousand-threehundredandseventyfour) ordinary shares with nominal value 0.52 (point five two) euro each.

As a result of the present deed, the other resolutions of the Shareholders’ Meeting of the surviving company held on 1st December 2006 mentioned in letter A) of the premises will also come into effect as of 1st January 2007.

The new Articles of Association, in the text

attached to the merger plan, completed in art. 5 and 37, will be deposited at the Company Register by the surviving company after the date in which the merger comes into effect.

The appeared parties declare that the share capital and reserves of the merged company, as emerged from the financial statements as at 30th June 2006, totalled 9,949,419,039 (ninebillion- ninehundredandfortyninemillion-fourhundredandnineteenthousand-thirtynine) euro and require the application of a fixed registration tax pursuant to art. 4 letter b) of the tariff – first part attached to Presidential Decree 131/86, as amended by Legislative Decree 323/96 converted by Law 425/96.

The inherent and consequent costs of the present deed are borne by the surviving company.

I notary public receive the present deed and read it aloud to the appeared gentlemen who declare it is compliant to their will and, as confirmation, sign it together with myself.

The present is written by persons in whom I trust

and is made up of four stamped sheets, fifteen pages and part of the sixteenth.

The original is signed as follows:

Giovanni Bazoli

Enrico Salza

Ettore Morone Notary public

This is a translation of the Italian original.

The version in Italian takes precedence.